EXHIBT 99.1

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Harry J. Cynkus (404) 888-2922

Rollins, Inc. Establishes Franchise in the Dominican Republic

ATLANTA, GA -- September 17, 2007 -- Rollins, Inc. (NYSE: ROL), a premier North American consumer services company, announced today that it has established a franchise in the Dominican Republic.   Earlier this year, the Company announced that it had expanded its international presence to include franchises in Honduras and the United Arab Emirates.

Tom Luczynski, Vice President of International Development and Franchising, commented, "We are pleased to add the Dominican Republic to our growing global service network.  Today we have 54 domestic franchises and six international franchises."

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Panama, Costa Rica, Honduras and the United Arab Emirates from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.